Exhibit 36.1

SurModics Provides Updated 2016 Guidance

  GAAP Revenue Anticipated to Range from $60.0 Million to $64.0 Million
  Expects GAAP Earnings Per Share of $0.38 to $0.43 per share
  Expects Non-GAAP EPS of $0.66 to $0.75 per share

EDEN PRAIRIE, Minn.--(BUSINESS WIRE)--January 8, 2016--SurModics, Inc. (Nasdaq:SRDX), a leading provider of medical device and in vitro diagnostic technologies to the healthcare industry, today announced updated guidance for the year ending September 30, 2016. The revenue and earnings per share ranges incorporate the acquisition of Creagh Medical, a developer and manufacturer of percutaneous transluminal angioplasty (PTA) balloon catheters.

According to Gary Maharaj, SurModics president and chief executive officer, “Our recent acquisition provides the key foundation to accelerate our transformation into a whole products solutions medical device company. With the Creagh Medical acquisition, SurModics plans to develop a robust pipeline of interventional cardiology devices. Integrating Creagh Medical is a top priority for us in fiscal 2016. Moreover, we will advance our drug-coated balloon platform with a first-in-human clinical trial, as we also continue to drive our core medical device and in vitro diagnostics businesses. Our objective is to generate consistent revenue growth in the mid-teens, on a constant currency basis, and EBITDA margins greater than 30% within three years.”

SurModics now estimates GAAP revenue for fiscal 2016 to be in the range of $60.0 million to $64.0 million. This includes an aggregate of $3.5 million to $4.5 million from the acquisition of Creagh Medical. Diluted GAAP earnings are expected to range from $0.38 to $0.43 per share, which includes $4.4 million to $5.0 million, or $0.27 to $0.31 per share, of integration costs, as well as amortization and contingent consideration accretion expenses associated with the acquisition. Because the final purchase accounting for the Creagh Medical acquisition has not been completed, the amount of amortization and contingent consideration accretion expenses may vary materially from preliminary estimates.

Non-GAAP earnings are expected to range from $0.66 to $0.75 per share. SurModics has provided a reconciliation of GAAP to non-GAAP measures in the schedules attached to this press release. The fiscal 2015 and 2014 results have been updated to reflect acquisition-related amortization in a manner consistent with the fiscal 2016 non-GAAP guidance.

Assumptions in the Company’s 2016 guidance include:

  No substantial changes in the US Dollar and Euro exchange range in fiscal 2016 from current rates.
  SurModics anticipates research and development expenses to be approximately mid-thirty percent of revenue.
  Selling, general and administrative expenses are projected to be approximately mid-twenty percent of revenue.
  The income tax rate is expected to be between 39.0% and 42.0%. This includes the benefit of the re-enactment of the Federal R&D tax credit, offset by on-tax benefited items including contingent consideration accretion and transaction costs.
  SurModics estimates capital expenditures to be between $4.5 million and $5.0 million, including investments in Creagh Medical’s Irish facility.

Concluded Maharaj, “We expect fiscal 2016 to be a pivotal year for us, and we enter it with enthusiasm about SurModics’ prospects and initiatives. Our team is intently focused on evolving into a highly relevant and valued provider of whole product medical device solutions, as well as continuing to grow our global medical device and in vitro diagnostic customer base.”

Live Webcast

SurModics will host a webcast at 7:30 a.m. CT (8:30 a.m. ET) today to provide updated financial guidance for full fiscal year 2016 and to discuss the recent company acquisition of Creagh Medical. To access the webcast, go to the investor relations portion of the Company’s website at www.surmodics.com and click on the webcast icon. A replay of the conference call will be available by dialing 888-203-1112 and entering conference call ID passcode 2845259. The audio replay will be available beginning at 10:30 a.m. CT on Friday, January 8, 2016, until 10:30 a.m. CT on Friday, January 15, 2016.

About SurModics, Inc.

SurModics partners with the world’s leading and emerging medical device, diagnostic and life science companies to develop and commercialize innovative products designed to improve lives by enabling the detection and treatment of disease. Our mission is to be a trusted partner to our customers by providing the most advanced surface modification technologies and in vitro diagnostic chemical components that help enhance the well-being of patients. The Company’s core offerings include surface modification coating technologies that impart lubricity, prohealing, and biocompatibility characteristics and components for in vitro diagnostic test kits and microarrays. SurModics’ strategy is to build on the product and technical leadership within these fields, and expand the core offerings to generate opportunities for longer term sustained growth. SurModics is headquartered in Eden Prairie, Minnesota. For more information about the Company, visit www.surmodics.com. The content of SurModics’ website is not part of this press release or part of any filings that the Company makes with the SEC.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations regarding the Company’s performance in the near- and long-term, including our revenue, earnings and cash flow expectations for fiscal 2016, and our SurVeil Drug-Coated Balloon, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including (1) our ability to successfully develop, obtain regulatory approval for, and commercialize our SurVeil Drug-Coated Balloon product; (2) our reliance on third parties (including our customers and licensees) and their failure to successfully develop, obtain regulatory approval for, market and sell products incorporating our technologies; (3) our ability to achieve our corporate goals; (4) our ability to successfully identify and acquire target companies or achieve expected benefits from acquisitions that are consummated; (5) possible adverse market conditions and possible adverse impacts on our cash flows, and (6) the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2015, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, SurModics is reporting non-GAAP financial results including non-GAAP net income, non-GAAP diluted net income per share, and EBITDA. We believe that these non-GAAP measures provide meaningful insight into our operating performance excluding certain event-specific matters, and provide an alternative perspective of our results of operations. We use non-GAAP measures, including those set forth in this release, to assess our operating performance and to determine payout under our executive compensation programs. We believe that presentation of certain non-GAAP measures allows investors to review our results of operations from the same perspective as management and our board of directors and facilitates comparisons of our current results of operations. The method we use to produce non-GAAP results is not in accordance with GAAP and may differ from the methods used by other companies. Non-GAAP results should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact on our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP financial measures to the comparable GAAP results provided for the specific periods presented, which are attached to this release.

SurModics, Inc., and Subsidiaries
Estimated Non-GAAP Net Income per Common Share Reconciliation
For the Fiscal Year Ended September 30, 2016

	Full Fiscal Year Estimate
	Low	High

GAAP results	$0.38	$0.43
Estimated due diligence and integration costs (1)	0.18	0.20
Estimated amortization expense (2)	0.12	0.14
Federal research and development discrete tax item (3)	(0.02)	(0.02)
Adjusted results	$0.66	$0.75

(1)	These adjustments consist of (a) due diligence and integration fees and (b) the contingent consideration adjustments represent accounting adjustments to state contingent consideration liabilities at their estimated fair value. These adjustments can be highly variable depending on the assessed likelihood and amount of future contingent consideration payments. Due diligence and other fees include legal, tax, investment banker and other expenses associated with acquisitions that can be highly variable and not representative of on-going operations.
(2)	Amortization expense is a non-cash expense and does not impact our liquidity or compliance with the financial covenants included in our credit facility agreement. Management removes the impact of amortization from our operating performance to assist in assessing our cash generated from operations. We believe this is a critical metric for measuring our ability to generate cash and invest in our growth. Therefore, amortization expense for the Creagh Medical and other prior acquisitions is excluded from management's assessment of operating performance and is also excluded from our operating segments' measures of profit and loss used for making operating decisions and assessing performance. Accordingly, management has excluded amortization expense for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current operating performance, particularly in terms of liquidity.
(3)	Represents the estimated discrete income tax benefit associated with the December 2015 signing of the Protecting Americans from Tax Hikes Act of 2015— which retroactively reinstated federal R&D income tax credits for calendar 2015.

SurModics, Inc., and Subsidiaries
Net Income and Diluted EPS GAAP to Non-GAAP Reconciliation
For the Fiscal Year Ended September 30, 2015
(in thousands, except per share data)
(Unaudited)

	Total Revenue	Operating Income	Operating Income Percentage	Income from Operations Before Income Taxes	Net Income	Diluted EPS

GAAP	$61,898	$19,089	30.8%	$18,241	$11,947	$0.90
Adjustments:
One-time royalty catch-up payments (1)	(560)	(560)	(0.5)	(560)	(362)	(0.03)
Claim settlement (2)	-	2,500	4.0	2,500	1,617	0.12
Impairment loss on strategic investment (3)	-	-	-	1,500	1,500	0.11
Gain on investment (4)	-	-	-	(523)	(523)	(0.04)
Research and development tax credit (5)	-	-	-	-	(201)	(0.01)
Amortization of intangible assets (6)	-	619	1.0	619	400	0.03
Non-GAAP	$61,338	$21,648	35.3%	$21,777	$14,378	$1.08

(1)	Represents a reduction in revenue for the portion of a one-time customer royalty payment related to periods prior to fiscal 2015 and the associated tax impact.
(2)	Reflects the settlement of a customer claim and associated tax impact.
(3)	An impairment charge associated with a strategic investment in CeloNova BioSciences, Inc.
(4)	Reduction in net investment income associated with the sale of Intersect ENT shares. There is no income tax benefit as there was an offsetting release of capital loss valuation allowance.
(5)	Represents a discrete income tax benefit associated with the December 2014 signing of the Tax Increase Prevention Act of 2014 which retroactively reinstated federal R&D income tax credits for calendar 2014.
(6)	To exclude amortization of acquisition related intangible assets and associated tax impact.

SurModics, Inc., and Subsidiaries
Income from Continuing Operations and Diluted EPS GAAP to Non-GAAP Reconciliation
For the Fiscal Year Ended September 30, 2014
(in thousands, except per share data)
(Unaudited)

	Total Revenue	Operating Income	Operating Income Percentage	Income from Operations Before Income Taxes	Net Income	Diluted EPS

GAAP	$57,439	$18,576	32.3%	$18,472	$12,207	$0.88
Adjustments:
Board of Directors stock vesting acceleration (1)	-	914	1.6	914	580	0.04
Contingent milestone income (2)	-	-	-	(709)	(709)	(0.05)
Impairment loss on strategic investment (3)	-	-	-	1,184	1,184	0.09
Amortization of intangible assets (4)	-	606	1.1	606	385	0.03
Non-GAAP	$57,439	$20,096	35.0%	$20,467	$13,647	$0.99

(1)	Adjusted to reduce operating expenses associated with the acceleration of Board of Director stock-based compensation awards and associated tax impact.
(2)	Reflects a reduction in net investment income associated with contingent milestone payments related to the sale of Vessix Vascular shares which were sold in fiscal 2014.
(3)	Represents net investment income associated with an investment impairment charge associated with the strategic investment in ThermopeutiX.
(4)	To exclude amortization of acquisition related intangible assets and associated tax impact.

CONTACT:
SurModics, Inc.
Andy LaFrence, 952-500-7000
Vice President of Finance and Chief Financial Officer